Huntington Bancshares Incorporated Subject: Insider Trading Policy Number: NESG-2501 Approved By: NESG Committee Approval Date: January 14, 2025 Tier: Management Anticipated Review Date: January 2026 Renewal Frequency: Annual Huntington Bancshares Incorporated Insider Trading Policy Executive Summary While performing duties for Huntington Bancshares Incorporated or its subsidiaries (collectively, "Huntington” or the “Company”), Insiders (as defined here) may, at times, have material nonpublic information (“MNPI”) about Huntington or another publicly traded company from information derived due to employment at Huntington. Federal and state securities laws prohibit Insiders from trading in the Company’s or such other company’s securities based on MNPI, or providing MNPI to others who may trade on the basis of that information. Huntington’s Insider Trading Policy (this “Policy”) seeks to explain obligations of Insiders to Huntington under the law, to avoid actual, or the appearance of, illegal insider trading and to protect the Company’s reputation for integrity and ethical conduct. Applicability This Policy is applicable to all Directors and executive officers subject to Section 16 reporting requirements (“Section 16 Filers”), “Covered Colleagues” designated by Huntington on a quarterly basis, colleagues in possession of MNPI, and colleagues notified by Huntington that they are subject to this Policy for a specified period of time (collectively, the “Insiders”). This Policy also applies to Insiders’ family members and any other person who has a relationship1 with such Insider (legal, personal, or otherwise) that might reasonably result in that person’s transactions being attributable to the Insider. Accordingly, any Huntington colleague is subject to this policy if and when they are in possession of MNPI. All references to Insiders with regard to trading restrictions and pre-clearance procedures in this Policy also apply to Insiders’ family members or other persons with whom such Insider has a relationship who are subject to this Policy. This Policy remains generally applicable to former Insiders who are in possession of MNPI and through the completion of the quarterly blackout that occurs following the termination of Huntington’s relationship with such Insider. The Company may also determine that other persons, such as contractors or consultants who have access to MNPI, should be subject to this Policy. Definitions In regard to this Policy, the following definitions shall apply: Corporate and Securities Legal Team means the Deputy General Counsel - Corporate and Securities, Corporate Secretary, Senior Associate General Counsel - Corporate and Securities, and the Securities Law and Compliance Specialist or Senior Paralegal - Corporate and Securities. 1 This includes any legal entities or accounts that include Huntington securities that are influenced or controlled by an Insider. Exhibit 19

Huntington Bancshares Incorporated Subject: Insider Trading Policy Number: NESG-2501 Approved By: NESG Committee Approval Date: January 14, 2025 Tier: Management Anticipated Review Date: January 2026 Renewal Frequency: Annual Family Member including “immediate family members” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, and in-law (mother-, father-, son-, daughter-, brother- and sister- ); adoptive relationships should be treated the same as non-adoptive relationships. This definition also includes people within an Insider’s family who live with such Insider, or are financially dependent on such Insider, and it also includes other family members whose transactions in securities are directed by such Insider or are subject to such Insider’s influence or control. Insiders means Section 16 Filers, Covered Colleagues, colleagues in possession of MNPI, and colleagues notified by Huntington that they are subject to this Policy for a specified period of time. MNPI means material non-public information. Information is considered material if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Materiality can cover a wide range of information. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. If it is not clear whether inside information is material, it should be treated as if it was material. Information that has not been disclosed publicly in a manner making it available to investors generally on a broad non-exclusionary basis (e.g., a widely disseminated press release or the filing of a Form 8-K) is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Section 16 means Section 16 of the Securities Exchange Act of 1934. Rules and Requirements Prohibition on Trading While in Possession of Material Nonpublic Information While in possession of MNPI, Insiders may not buy or sell Huntington securities or engage in any other action to take advantage of MNPI, or pass MNPI on to others. This Policy applies both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news), regardless of how or from whom the MNPI was obtained. This Policy also applies to MNPI relating to other publicly traded companies, including Huntington’s vendors, suppliers, and customers when that information is obtained in the course of an Insider’s employment or Board service with the Huntington or the performance of services on Huntington’s behalf. Securities laws do not recognize any mitigating circumstances or exceptions (e.g., emergency expenditure, monetary hardship) to the prohibition on trading while in possession of MNPI. It is also imperative to avoid the appearance of an improper transaction to preserve the Company’s reputation. Mandatory Pre-Clearance for Section 16 Filers Section 16 Filers and their immediate family members sharing the same household must obtain pre- clearance from the designated attorney within Huntington’s Legal department prior to executing a transaction involving Huntington securities (including common stock, preferred stock, debt securities and any derivative securities that are based on the price of Huntington securities). Clearance is provided on a transaction-by-transaction basis for a designated period of time. Transactions

Huntington Bancshares Incorporated Subject: Insider Trading Policy Number: NESG-2501 Approved By: NESG Committee Approval Date: January 14, 2025 Tier: Management Anticipated Review Date: January 2026 Renewal Frequency: Annual may be permitted so long as the trading window is open; there are no unannounced material developments; and no other restriction applies, such as the prohibition against profiting from short-swing trading (that is, engaging in “opposite way” transactions by both buying and selling Huntington securities within a six-month time-frame). Certain transactions are not subject to pre-clearance as further described below. Insiders are also subject to Huntington’s Information Barriers Policy and Personal Investing Policy and may be required to clear transactions through Huntington’s Control Room, a division of Huntington’s Enterprise Compliance Department. Trading Windows & Blackouts Recurring Windows and Blackouts For Covered Colleagues, including Section 16 Filers, the quarterly trading window is generally open beginning after the close of business on the second trading day following the release of Huntington’s quarter financial results and ending on the fifteenth day of the third month of each quarter. For all Covered Colleagues, including Section 16 Filers, there is a trading “blackout” from the sixteenth day of the third month of each quarter until two complete trading days have elapsed after the quarter’s financial results are released. Specific/Special Blackouts From time to time, the Company may impose a special blackout period for any reason. As this may be imposed due to confidential events, Huntington may inform affected individuals of the blackout without disclosing the reason. If Insiders are made aware of such a blackout, Insiders should not disclose even the existence of the blackout to anyone. Exceptions The General Counsel is authorized to approve trades during blackout periods when transactions would otherwise be prohibited pursuant to this Policy. Any exceptions will be reported by the General Counsel to the Nominating and ESG Committee Chair and the Audit Committee Chair. Special Rules & Certain Transactions Retirement Plans and Incentive Compensation Investments made automatically with contributions pursuant to the Insider’s investment election under Huntington’s retirement or equity incentive plans, including any deferred compensation plans, are excluded from the pre-clearance requirement and not restricted to the trading window. However, transfers into or out of Huntington stock within these plans, including changing the percentage of periodic contributions that will be allocated to Huntington’s stock fund, do require pre-clearance and are subject to the trading window. Option exercises paid for with cash are not subject to the trading blackouts, but pre-clearance is required. Miscellaneous Gifts of Huntington securities are also subject to pre-clearance and must be reported on a Form 4 for Section 16 Filers. As a reminder, some Insiders are prohibited from engaging in certain transactions in Huntington’s stock, regardless of timing or whether such Insider is in possession of MNPI. Transactions are subject to

Huntington Bancshares Incorporated Subject: Insider Trading Policy Number: NESG-2501 Approved By: NESG Committee Approval Date: January 14, 2025 Tier: Management Anticipated Review Date: January 2026 Renewal Frequency: Annual Huntington’s hedging and pledging policy and any applicable holding requirements with respect to equity grants. Refer to Huntington’s Stock Related Transactions – Hedging and Pledging Policy and Corporate Governance Guidelines for additional information. This Policy does not restrict purchases by Huntington pursuant to any Board-approved share repurchase program. Tipping Insiders must not communicate MNPI about Huntington or other publicly traded companies gained in the course of employment at Huntington, including Huntington’s vendors, suppliers, and customers, to other persons (a practice known as “tipping”) before its public disclosure and dissemination by Huntington or such other respective company. This concept of unlawful tipping includes passing on information to friends, family members, or acquaintances under circumstances that suggest an Insider was trying to help them make a profit or avoid a loss. Any inquiries about Huntington should be directed to Huntington’s Investor Relationship department. Reporting All transactions in Huntington equity securities and derivative securities by Section 16 Filers, unless exempt from current reporting, must be reported to the SEC on a Form 4 within two business days. Note that gifts are included in this reporting obligation. In addition, any sale of Huntington securities requires advance or simultaneous notice to the SEC on Form 144, as applicable, as well as reporting after the fact on Form 4. Management Responsibility/Accountability The General Counsel is responsible for ensuring that review and approval of this Policy by the Nominating and ESG Committee occurs on at least an annual basis. The General Counsel, in conjunction with the Nominating and ESG Committee, is responsible for ensuring that management’s responsibilities pursuant to this Policy are achieved. The Nominating and ESG Committee maintains the authority to review and amend this Policy as it deems appropriate. The Corporate and Securities Legal Team will be responsible for establishing and implementing a procedure for compliance with Section 16, updating the list of Covered Colleagues, and communicating the Blackout periods to Section 16 Filers and Covered Colleagues. The General Counsel and Corporate and Securities Legal Team will provide clearance for Section 16 Filers to transact in HBAN equity during open trading windows and notify the Control Room of such requests to transact in HBAN. Risk Evaluation System The General Counsel and Deputy General Counsel – Corporate and Securities will periodically review this Policy to ensure that the risks associated with this Policy have been appropriately identified and addressed. The Nominating and ESG Committee, as it deems necessary, may establish any additional reporting requirements or clarifications to this Policy.

Huntington Bancshares Incorporated Subject: Insider Trading Policy Number: NESG-2501 Approved By: NESG Committee Approval Date: January 14, 2025 Tier: Management Anticipated Review Date: January 2026 Renewal Frequency: Annual Risk Reporting The General Counsel will periodically report to the Nominating and ESG Committee and Audit Committee any known material violations of, and material exceptions to, this Policy. Risk Boundaries Legal Segment Risk or equivalent is responsible for establishing and monitoring any risk thresholds, limits or boundaries that may be deemed necessary by the General Counsel, to help the Company maintain the objectives of this Policy. Any risk measurements and limits that become necessary will be documented in applicable risk assessments. Violations of Policy Any suspected violation of this Policy must be reported to the General Counsel. The General Counsel will report material violations to the Nominating and ESG Committee and Audit Committee. Exceptions to Policy Exceptions to this Policy are generally not permitted unless authorized by the General Counsel. Any material exception will be reported to the Nominating and ESG Committee and Audit Committee.

Huntington Bancshares Incorporated Subject: Insider Trading Policy Number: NESG-2501 Approved By: NESG Committee Approval Date: January 14, 2025 Tier: Management Anticipated Review Date: January 2026 Renewal Frequency: Annual Policy Revision History Date Approved / Revision Description January 19, 2021 Policy Reviewed, Updated, and Approved January 15, 2025 Policy updated to reflect market practices in advance of filing with 10-K; NESG Committee reviewed and approved.